EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-57854, No. 333-30066, No. 333-93369, No. 33-30722 and No. 33-27190) pertaining to The Genlyte Stock Option Plan, The Genlyte Thomas Consolidated Thrift Savings Plan for Hourly Employees Amended and Restated, The Genlyte Thomas Retirement Savings and Investment Plan Amended and Restated, The Genlyte 1988 Stock Option Plan and The Genlyte Group, Incorporated Employees’ Savings Plan of our report dated January 23, 2004, except for Note 3, as to which the date is March 31, 2005, with respect to the consolidated financial statements and schedules of The Genlyte Group Incorporated included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP
Louisville, Kentucky
March 31, 2005